                                  EXHIBIT 23(J)

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors
Davis Variable Account Fund, Inc.:

We consent to the use of our report dated February 2, 2007, incorporated by reference in this Registration Statement of Davis Variable Account Fund, Inc.
and to the references to our firm under the headings "Financial Highlights"
appearing in each of the Prospectuses for Davis Value Portfolio, Davis Financial
Portfolio, and Davis Real Estate Portfolio, comprising the Davis Variable
Account Fund, Inc. and "Disclosure of Portfolio Holdings" and "Independent
Registered Public Accounting Firm" appearing in the Statement of Additional
Information.

                                          KPMG LLP

Denver, Colorado
April 23, 2007